Exhibit 4(yy)


                     VARIABLE ANNUITY LIVING BENEFITS RIDER

Rider Date: [May 1, 2008]

Initial Rider Charge: [1.50%]

Guaranteed Maximum Rider Charge: [1.50%]

Initial GMWB Charge: [0.75%]

GMAB Date: [7th Benefit Anniversary]

GMAB Charge: [0.15%]

This optional Rider is made a part of the Contract to which it is attached. Except as stated in this Rider, it is subject to all provisions contained in the Contract. Coverage under this Rider begins on the Rider Date shown above.

                           Summary of Rider Provisions

Guaranteed Minimum Withdrawal Benefit (GMWB): This Provision provides that the Owner may withdraw an amount up to the Maximum Annual Withdrawal Amount (MAW) for the lifetime(s) of the Measuring Life(s), if certain conditions are met as described.

Guaranteed Income Benefit (GIB): This Provision provides that if the Owner elects to discontinue the GMWB Provision (and, if applicable, the GMAB Provision) and begin receiving variable Periodic Income Payments payable under the Variable Annuity Payment Option Rider attached to this Contract, such payments are guaranteed not to fall below the Guaranteed Income Benefit (GIB), if certain conditions are met as described.

Guaranteed Minimum Accumulation Benefit (GMAB): This optional Provision provides a GMAB. If this Provision is elected on the Rider Date, the Owner may, subject to the terms of this Provision, exercise the GMAB on or within 30 days after the GMAB Date, increasing the Contract Value and terminating this Rider.

         Variable Annuity Payment Option Rider Availability Restriction

The Owner may not elect to begin receiving variable Periodic Income Payments payable under the Variable Annuity Payment Option Rider attached to this Contract unless (a) this Rider has terminated, or (b) the GIB Provision of this Rider is concurrently elected.

                                   Definitions

Guaranteed Amount (GA) is the value used to calculate the MAW, the GMWB Charge, the GMAB Charge and the initial GIB.

Measuring Life is a natural person used to determine the benefits under this Rider.

Purchase Payments mean the amounts paid into the Contract by the Owner including Bonus Credits, if any, before deduction of any Sales Charges.

Spouse means an individual who would be recognized as a Spouse under federal law.

Conforming Withdrawals are (i) all MAW-Eligible Withdrawals to the extent that the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is equal to or less than the MAW (including any Nursing Home MAW Enhancement), (ii) Systematic RMD, except after an additional Withdrawal is made during that Benefit Year, to the extent that the cumulative dollar amount withdrawn (including all Systematic RMD) from the Contract in that Benefit Year is greater than the MAW, and (iii) Periodic Income Payments.

Excess Withdrawals are all (i) pre-MAW Eligible Withdrawals, (ii) MAW-Eligible Withdrawals to the extent that the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is greater than the MAW, (iii) Systematic RMD after an additional Withdrawal is made during that Benefit Year, to the extent that the cumulative dollar amount withdrawn (including all Systematic RMD) from the Contract in that Benefit Year is greater than the MAW, and (iv) Withdrawals under the GIB Provision of this Rider.

                      GUARANTEED MINIMUM WITHDRAWAL BENEFIT

                               GMWB Provision Data

Enhancement Rate: [5]%

Enhancement Period: [15] Years

MAW Rate: [5]%

GMWB Measuring Life Option: [Single]

                                   Definitions

Annuitant is the natural person used to determine the benefits under this Provision if the Single Measuring Life Option of this Provision is in effect. The Annuitant is one of two natural persons used to determine the benefits under this Provision if the Joint Measuring Life Option of this Provision is in effect.

Secondary Life is the second natural person used to determine the benefits under this Provision if the Joint Measuring Life Option of this Provision is in effect. On the Rider Date any Secondary Life must be the Annuitant's Spouse. The Secondary Life may not be changed except due to death or divorce in accordance with requirements as described herein.

Benefit Year means each 12 month period starting with the Rider Date and each Rider Date anniversary thereafter.

Withdrawal means the gross amount of the Withdrawal before any applicable charges and/or Interest Adjustment/Market Value Adjustment. This definition also applies to the GMAB Provision.

MAW-Eligible means the Annuitant is at least age [59 1/2] when the Single Measuring Life Option is in effect or both Measuring Lives are at least age [65] when the Joint Measuring Life Option is in effect.

Pre-MAW-Eligible means the Annuitant is not at least age [59 1/2] when the Single Measuring Life Option is in effect or any Measuring Life is not at least age [65] when the Joint Measuring Life Option is in effect.

Systematic RMD means systematic monthly or quarterly installments withdrawn via LNL's automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by LNL in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract to which this Rider is attached.

                             Guaranteed Amount (GA)

Initial GA

If the Rider Date is on the Contract Date, then the Initial GA will be equal to the initial Purchase Payment. If the Rider Date is not on the Contract Date, then the Initial GA will be equal to the Contract Value on the Rider Date.

Maximum GA

The GA is subject to a $[10,000,000] maximum of the combined GA values for all LNL annuity contracts, including annuity contracts with an affiliated company, for which the Annuitant and Secondary Life, if applicable, is a Measuring Life.

Adjustment for Additional Purchase Payments

Upon receipt of a Purchase Payment after the Rider Date, the GA will be recalculated on the Valuation Date following receipt of the Purchase Payment to equal the GA immediately prior to receipt of the additional Purchase Payment, plus the additional Purchase Payment. If the Contract Value reduces to $0, then no additional Purchase Payments will be allowed. Additional Purchase Payments may affect the GMWB Charge pursuant to the GMWB Charge section below.

Adjustment for Withdrawals

Upon each Excess Withdrawal, the GA will be reduced in the same proportion that the Withdrawal reduced the Contract Value (pro rata).

Upon each Conforming Withdrawal, the GA will be reduced dollar-for-dollar.

Enhancement (to the GA)

After the first Valuation Date of each Benefit Year after the first Benefit Year, the GA will automatically be increased by the GA times the Enhancement Rate if each of the following conditions is satisfied:

   a) The preceding Benefit Year is during the Enhancement Period, which begins on the Rider Date and restarts upon an Automatic Annual Step-Up of the GA.
   b)   No Withdrawal occurred in the preceding Benefit Year.
   c)   All Measuring Lives are under age 86.
   d) An Automatic Annual Step-Up (of the GA), as described below, has occurred since the most recent pre-MAW-Eligible Withdrawal, if any.

Any Purchase Payments received in the Benefit Year preceding the Enhancement are not eligible for the Enhancement for that Benefit Year except any Purchase Payments made within the first 90 days after the effective date of the Rider.

Automatic Annual Step-Up (of the GA)

Upon an Automatic Annual Step-Up, the GA is increased to equal the Contract
Value.

Any Automatic Annual Step-Up will occur after the Enhancement, if any, and 200% Step-Up, if any, that may occur after the first Valuation Date of each Benefit Year after the first Benefit Year. An Automatic Annual Step-Up will occur only if each the following conditions are satisfied:

   a)   All Measuring Lives as of that Valuation Date are under age 86.
   b) The Contract Value as of that Valuation Date is greater than the GA after any Enhancement and any 200% Step-Up.

Upon an Automatic Annual Step-Up, the GMWB Charge will be adjusted to the current GMWB Charge. If this adjustment is an increase, the Owner may decline to accept the Automatic Annual Step-Up by notifying us, in writing, within 30 days of the effective date of the Step-Up. Future Automatic Annual Step-Ups are not voided or otherwise modified by the declination of an Automatic Annual Step-Up.

200% Step-Up (of the GA)

Upon a 200% Step-Up, the GA is increased to twice the sum of (i) Initial GA, plus (ii) Purchase Payments received by us within 90 days after the Rider Date, less (iii) any Conforming Withdrawals after the Rider Date.

The 200% Step-Up occurs immediately after any Enhancement on the first Valuation Date of the later of (i) the 10th Benefit Year anniversary, or (ii) the Benefit Year anniversary after the 70th birthday of the younger Measuring Life.

The 200% Step-Up will not occur if any of the following conditions is satisfied:

   a)   The 200% Step-Up would not be an increase of the GA.
   b) The total amount of Conforming Withdrawals between the Rider Date and the date of the 200% Step-Up is greater than 10% of the initial GA plus Purchase Payments received by us within 90 days after the Rider Date.
   c)   Any Excess Withdrawals have been taken.

                     Maximum Annual Withdrawal (MAW) Amount

The MAW is an amount that may be withdrawn from the Contract by the Owner each Benefit Year after the contract becomes MAW-Eligible. On the Rider Date, the MAW is equal to the GA times the MAW Rate. The MAW will be adjusted as described below. As long as the MAW is greater than $0, then the MAW will continue during the lifetime(s) of all Measuring Lives.

Maximum MAW

The combined MAW for all LNL annuity contracts, including annuity contracts with an affiliated company, for which the Annuitant and Secondary Life, if applicable, is a Measuring Life, is subject to a maximum of the MAW Rate times the Maximum GA.

Adjustment for Additional Purchase Payments

If an additional Purchase Payment is accepted, the MAW will be reset to equal the additional Purchase Payment times the MAW Rate plus the MAW immediately prior to receipt of the additional Purchase Payment.

Adjustment for Withdrawals

Upon each Excess Withdrawal, the MAW will be reset to equal the GA after the Withdrawal times the MAW Rate. If the GA after the Withdrawal equals $0, this Rider will terminate.

Upon each Conforming Withdrawal, the MAW will remain unchanged.

Adjustment for Increased GA

The MAW will reset on the Valuation Date of an increase of the GA to equal the greater of:

   a)   the MAW immediately prior to the increase of the GA; or
   b)   the increased GA times the MAW Rate.

Contract Value Reduces to $0

Even if the Contract Value declines to $0, as long as the MAW is not $0 and this Contract is MAW-Eligible, an amount equal to the MAW will continue for the lifetime(s) of the Measuring Life(s). The Owner may elect to receive the MAW at any frequency LNL offers, subject to minimum payment amount rules then if effect, but no less frequently than annually. After the Contract Value declines to $0, the MAW may change only as described in the Nursing Home MAW Enhancement section, below.

If the Contract Value is $0 and the Contract terminates due to the death of all Measuring Lives, no Death Benefit will be paid. However, unless the currently effective death benefit option is the Account Value Death Benefit Option, a final payment will be made under this Rider. Such payment (not to be less than $0) shall be equal to the Initial GA, plus subsequent Purchase Payments, less all GA reductions as determined under the Adjustments for Withdrawals subsection of the Guaranteed Amount (GA) section above.

MAW Annuity Payment Option

This MAW Annuity Payment Option is effective only if MAW-Eligible Withdrawals are available.

The MAW Annuity Payment Option may be irrevocably elected by the Owner upon Written Notice to LNL. If elected, the Owner will receive payment equal to the MAW each Benefit Year for the lifetime(s) of all Measuring Lives. The Owner may elect to receive the MAW at any frequency LNL offers, subject to minimum payment amount rules then if effect, but no less frequently than annually. After election of this Annuity Payment Option, the MAW may change only as described in the Nursing Home MAW Enhancement section, below.

If this MAW Annuity Payment Option is in effect no Death Benefit will be paid. However, if the death benefit option prior to the Annuity Commencement Date was not the Account Value Death Benefit Option, a final payment will be made under this Rider. Such payment (not to be less than $0) is equal to the Initial GA, plus subsequent Purchase Payments, less all GA reductions as determined under the Adjustments for Withdrawals subsection of the Guaranteed Amount (GA) section above, less all payments made under the MAW Annuity Payment Option.

                          Nursing Home MAW Enhancement

The benefit described in this section is not available until after the first Benefit Year anniversary and this Contract is MAW-Eligible.

The MAW will be doubled each Benefit Year that each of the following conditions is satisfied:
   a) The applicable Measuring Life has been confined to a Nursing Home, as defined, for at least one day of the applicable Benefit Year.
   b) The applicable Measuring Life has never been confined to any Nursing Home within 12 months before or [12] months after the Rider Date.
   c) Confinement of the Measuring Life has continued for at least [90] consecutive days.

Confinement to a Nursing Home means registration as a patient at a facility that is legally operated as a nursing home to provide 24 hour convalescent and related nursing care services for persons who are chronically ill or who otherwise require assistance in performing the basic activities of daily living. The term Nursing Home does not mean or include an assisted living facility, a residential care or a retirement facility.

LNL reserves the right to require proof of the continuation of confinement each Benefit Year.

                           Effect of Death or Divorce

In the event of a divorce, if the Joint Measuring Life Option is in effect the Owner may terminate this Rider. If this Rider is so terminated, the Owner may purchase a new Variable Annuity Living Benefits Rider, if available. Alternatively, the Owner may continue this Rider in force under the Joint Measuring Life Option.

Upon the death of the Annuitant if the Single Measuring Life Option is in effect, this Rider will terminate.

Upon the first death of a Measuring Life if the Joint Measuring Life Option is in effect, the Owner may continue the contract and this Rider in force under the Joint Measuring Life Option. If so continued, the MAW will continue for the life of the surviving Measuring Life. Alternatively, the Owner may terminate this Rider and purchase a new Variable Annuity Living Benefits Rider, if available. Upon the death of the surviving Measuring Life, this Rider will terminate.

If the Joint Measuring Life Option is in effect and no Withdrawal has been taken since the Rider Date, upon the Owner's request a new Spouse may replace a Measuring Life under this Rider. Once any Withdrawal has been taken, LNL will not accept a request to change a Measuring Life.

                                   GMWB Charge

While the GMWB Provision is in effect, the Rider Charge rate is the GMWB Charge plus, if applicable, the GMAB Charge. The Initial Rider Charge annual rate is shown on Page 1 of this Rider. The GMWB Charge rate may change as described, but the total Rider Charge may never exceed the Guaranteed Maximum Rider Charge rate shown on Page 1 of this Rider.

A quarterly Rider Charge is deducted from the Contract Value on the first Valuation Date of every third month following the Rider Date. The quarterly Rider Charge rate is the annual Rider Charge rate divided by four. The amount of the quarterly Rider Charge is the quarterly Rider Charge rate times the GA on the Valuation Date the charge is deducted.

Quarterly Rider Charges will be deducted from each Variable Subaccount on a pro-rata basis. A pro-rata Rider Charge amount will be deducted upon termination of the GMWB Provision, except if this Contract is terminated due to death.

GMWB Charge Change

A change to the GMWB Charge rate will occur only on a Benefit Year anniversary. A change will be triggered by either event described below:

   a) A GMWB Charge rate change is triggered by an Automatic Annual Step-Up. The GMWB Charge rate change is to the GMWB Charge rate in effect for new purchases of this Rider on the date of the change. Any Automatic Annual Step-Up may be declined if the GMWB Charge rate change triggered thereby would be an increase.
   b) A GMWB Charge rate change may be triggered by a Purchase Payment. Purchase Payments received during the first Benefit Year do not trigger a GMWB Charge change. Purchase Payments received after the first Benefit Year anniversary do trigger a GMWB Charge rate change, once the cumulative total of such post-first Benefit Year Purchase Payments equals or exceeds $100,000. The GMWB Charge rate change is to the GMWB Charge rate in effect for new purchases of this Rider on the date of the change, not the rate in effect for new purchases of this Rider on the date of the Purchase Payment that triggers the change.

The GMWB Charge rate will not change upon an Enhancement or a 200% Step-Up.

                                     Waivers

Waiver of Contingent Deferred Sales Charge or CDSC / Surrender Charge (if applicable)

No Contingent Deferred Sales Charge or CDSC/Surrender Charge will apply to Conforming Withdrawals. Excess Withdrawals will be subject to any applicable Contingent Deferred Sales Charge or CDSC/Surrender Charge to the extent that the total amount of Withdrawals in the Contract Year exceeds the Free Withdrawal Amount for that year.

Waiver of Interest Adjustment/Market Value Adjustment (if applicable)

No Interest Adjustment/Market Value Adjustment will apply to Conforming Withdrawals. Excess Withdrawals will be subject to any applicable Interest Adjustment/Market Value Adjustment to the extent that the total amount of Withdrawals in the Contract Year exceeds the Free Withdrawal Amount for that year.

                             Termination of the GMWB

The entire GMWB Provision of this Rider will terminate (a) if this Rider terminates, or (b) upon the election of the Variable Annuity Payment Option Rider and commencement of the GIB Provision of this Rider.

                 GUARANTEED MINIMUM ACCUMULATION BENEFIT (GMAB)

This optional GMAB Provision is in effect on the Rider Date only if a GMAB Date is shown on Page 1 of this Rider. If no GMAB Date is shown, this optional Provision is not in effect and no GMAB Charge is included in the Rider Charge.

The GMAB is $0 if:
   a)   Any Withdrawals have been taken between the Rider Date and the GMAB
        Date, or
   b) The Contract Value on the GMAB Date is greater than the Initial GA plus any Purchase Payments received by us within 90 days after the Rider Date.

Otherwise, the GMAB is an amount equal to (A) the Initial GA plus any Purchase Payments received by us within 90 days after the Rider Date, minus (B) the Contract Value on the GMAB Date.

The Owner may not exercise the GMAB if (i) the GMAB is $0, or (ii) there is no GMAB Date, which indicates that this GMAB Provision has never been in effect, or
(iii) the GMAB Provision was terminated before the GMAB Date as described below.

To exercise the GMAB, the Owner must provide Written Notice to LNL no more than 30 days after the GMAB Date. Upon the first Valuation Date following receipt by LNL of such Written Notice (i) the Contract Value will be increased by the amount of the GMAB, and (ii) this Rider will terminate.

                                   GMAB Charge

The GMAB Charge is included in the Rider Charge until the GMAB Date. The Initial Rider Charge shown on Page 1 of this Rider includes any GMAB Charge.

                             Termination of the GMAB

The entire GMAB Provision of this Rider will terminate upon the earliest of (i) 31 days after the GMAB Date, (ii) the termination of this Rider, or (iii) the election of the Variable Annuity Payment Option Rider and commencement of the GIB Provision of this Rider.

                         GUARANTEED INCOME BENEFIT (GIB)

This GIB Provision is effective upon the concurrent Variable Annuity Payment Option Rider (VAPOR) effective date and termination of the GMWB Provision (and, if applicable, the GMAB Provision) of this Rider.

This Provision provides that variable Periodic Income Payments payable under the VAPOR are guaranteed not to fall below this GIB.

If this is a Qualified Contract, the commencement of periodic income payments under the VAPOR is available subject to our maximum VAPOR age limits. These maximum age limits are necessary to ensure that periodic income payments meet the amount needed to satisfy the required minimum distribution as determined by LNL in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract to which this Rider is attached.

                                   Definitions

Annuitant: The Measuring Life upon which the Periodic Income Payments will be contingent. The Contract may only have one Annuitant on and after the VAPOR Rider Date. The Annuitant may not be changed.

Secondary Life: If any, the Measuring Life designated by the Owner upon which the Periodic Income Payments will also be contingent during the Lifetime Income Period. The designation of a Secondary Life results in a joint life payout. The Secondary Life must be designated upon the election of the VAPOR and may not be changed after the VAPOR Rider Date. If this is a Qualified Contract, the Measuring Life must be the Annuitant's Spouse.

Guaranteed Income Benefit (GIB): The minimum amount payable for each Periodic Income Payment made under a VAPOR.

GIB Step-up Date: The date on which an Automatic Step-up of the GIB occurs. For Non-qualified contracts, it is the next Valuation Date after each consecutive 3 year period measured from the date a GIB Step-up Period begins. For Qualified contracts, it is the Valuation Date of the first Periodic Income Payment date in the calendar year of every 3 year period measured from the date a GIB Step-up Period begins.

GIB Step-up Period: Each 15 year period during which the GIB will automatically step-up as described in the Automatic Step-Up of the GIB subsection below. The initial GIB Step-up Period begins on the Valuation Date of the Periodic Income Commencement Date anniversary immediately following the VAPOR Rider Date.

Withdrawals: While the GIB Provision and VAPOR are in effect, Withdrawals means all additional amounts from the Account Value requested In Writing by the Owner, other than Periodic Income Payments.

                                   GIB General

If this Rider is in effect on the Valuation Date the Initial Periodic Income Payment is determined, then the Guaranteed Income Benefit will be the greater of
(A) and (B), divided by $1000 and multiplied by the annuity rate per $1000 as shown in the Guaranteed Income Benefit Table for the age and sex of the Measuring Life(s), where (A) is the Account Value on the Periodic Income Commencement Date and (B) is the GA.

On each subsequent Valuation Date that a Periodic Income Payment under the VAPOR is determined, the amount that will be paid will be the greater of (a) the Periodic Income Payment, or (b) the GIB.

If this is a Qualified Contract issued under an employee benefit plan, the female rates for Single Life Payout shown in the Guaranteed Income Benefit Table apply regardless of the actual sex of the Measuring Life.

Automatic Step-up of the GIB

On each Step-up Date, the GIB will automatically step-up to the greater of:

   a)   75% of the Periodic Income Payment; or
   b)   the GIB on the Valuation Date immediately prior to the GIB Step-up Date.

The Owner may elect a new GIB Step-up Period by Written Request as long as a Measuring Life is still living. If the Written Request is received by LNL at least 30 days prior to the end of a GIB Step-up Period, a new GIB Step-up Period will begin on the date the then-current GIB Step-up Period ends. If the Written Request is received by LNL less than 30 days prior to the end of a GIB Step-up Period, the new GIB Step-up Period will begin on the next Periodic Income Commencement Date anniversary Valuation Date following receipt of the request.

Adjustments to the GIB

Each Withdrawal will reduce the GIB in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal.

An increase in the length of the Access Period will decrease the GIB in the same proportion as the Periodic Income Payment decreases. Any such change will be effective on the Valuation Date of the next Periodic Income Commencement Date anniversary. Any increase in the length of the Access Period is subject to a [5 year] minimum increase.

Effect of GIB during Access Period

During the Access Period, payment of the GIB reduces the Account Value. If the Account Value is reduced to $0, the Access Period will end and the Lifetime Income Period will begin on the Valuation Date the Account Value equals $0. Each subsequent Periodic Income Payment during the Lifetime Income Period will be equal to the GIB.

Effect of GIB during Lifetime Income Period

During the Lifetime Income Period, if a Periodic Income Payment is less than the GIB, the excess of the GIB over the Periodic Income Payment will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment. The reduction to the number of Annuity Units per payment will be determined by first dividing (A) by (B) where:

   (A) is the amount of the excess of the GIB over the Periodic Income Payment; and
   (B)  is the applicable annuity factor;

and then dividing this result by the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

If payment of the GIB reduces the number of Annuity Units per payment to zero during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the GIB.

Limitation on Certain Changes

The Owner may not, within 3 years of the effective date of this GIB Provision:

   a) terminate the Variable Annuity Payment Option Rider attached to this Contract,
   b)   request a change in the Periodic Income Payment Mode, or
   c)   request a decrease in the length of the Access Period.

Additional Purchase Payments

While this GIB Provision and the VAPOR are in effect, additional Purchase Payments to the Contract may not be made.

                                   GIB Charge

While the GIB Provision is in effect, the Rider Charge is the GIB Charge. Such Rider Charge will be included in the Contract Mortality and Expense Risk and Administrative Charge as shown on the Contract Benefit Data pages, which is deducted from the Variable Account while the VAPOR is in effect.

Upon the concurrent termination of the GMWB Provision and election of the VAPOR attached to this Contract, and any time the Owner elects a new GIB Step-up Period, LNL may change the GIB Charge, subject to the Guaranteed Maximum Rider Charge shown on Page 1 of this Rider. Any change to the GIB Charge will be effective on the VAPOR Rider Date or the applicable Valuation Date the new GIB Step-up Period begins.

                             Termination of the GIB

This GIB Provision of this Rider will terminate for any of the following reasons:

   a)   a decrease in the length of the Access Period;
   b)   a change in the Periodic Income Payment Mode
   c) the death of the Annuitant, or the death of the last surviving Measuring Life if a joint payout was elected.

Termination of the GIB Provision due to a decrease in the length of the Access Period or a change in the Periodic Income Payment Mode will be effective on the Valuation Date of the Periodic Income Commencement Date anniversary following such event. Termination of the GIB Provision due to death will be effective on the Valuation Date on which such death occurs.

                         Guaranteed Income Benefit Table
Guaranteed Income Benefit under a Variable Annuity Payment Option Rider with a 4.0% Assumed Investment Return, 1983 `a' Individual Annuity Mortality Table, modified.

                               Dollar Amount of First Monthly Payment Purchased with each $1,000 Applied
----------------------------------------------------------------------------------------------------------------------
                                                 Single Life Payout
-------------- ------------------------- ------------------------- ------------------------- -------------------------
Adjusted Age    15 Year Access Period     20 Year Access Period     25 Year Access Period     30 Year Access Period
-------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
                  Male        Female        Male        Female        Male        Female        Male        Female
               ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
     60            n/a          n/a          n/a          n/a         3.41         3.34         3.26         3.23
     61            n/a          n/a          n/a          n/a         3.43         3.37         3.27         3.24
     62            n/a          n/a          n/a          n/a         3.45         3.40         3.28         3.26
     63            n/a          n/a          n/a          n/a         3.47         3.42         3.30         3.27
     64            n/a          n/a          n/a          n/a         3.49         3.44         3.31         3.29

     65            n/a          n/a         3.73         3.64         3.51         3.47         3.32         3.30
     66            n/a          n/a         3.76         3.67         3.53         3.49         3.33         3.31
     67            n/a          n/a         3.79         3.71         3.55         3.51         3.35         3.33
     68            n/a          n/a         3.82         3.75         3.57         3.53         3.36         3.34
     69            n/a          n/a         3.85         3.78         3.58         3.55         3.38         3.36

     70           4.20         4.06         3.88         3.82         3.60         3.57         3.39         3.38
     71           4.25         4.12         3.91         3.85         3.62         3.59         3.40         3.39
     72           4.30         4.18         3.93         3.88         3.64         3.61         3.41         3.40
     73           4.35         4.23         3.96         3.91         3.66         3.63         3.42         3.41
     74           4.40         4.29         3.99         3.94         3.68         3.66         3.43         3.42

     75           4.44         4.35         4.01         3.97         3.71         3.68         3.44         3.43
-------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

----------------------------------------------------------------------------------------------------------------------
                                                  Joint Life Payout
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
  Adjusted Age of both    15 Year Access Period  20 Year Access Period   25 Year Access Period  30 Year Access Period
    Measuring Lives
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
           60                      n/a                    n/a                    3.23                   3.15
           61                      n/a                    n/a                    3.26                   3.16
           62                      n/a                    n/a                    3.28                   3.18
           63                      n/a                    n/a                    3.31                   3.20
           64                      n/a                    n/a                    3.33                   3.22

           65                      n/a                    3.47                   3.36                   3.23
           66                      n/a                    3.51                   3.38                   3.25
           67                      n/a                    3.55                   3.41                   3.27
           68                      n/a                    3.58                   3.43                   3.29
           69                      n/a                    3.62                   3.45                   3.31

           70                     3.82                    3.65                   3.48                   3.33
           71                     3.88                    3.69                   3.50                   3.34
           72                     3.93                    3.72                   3.53                   3.36
           73                     3.98                    3.76                   3.55                   3.37
           74                     4.04                    3.79                   3.58                   3.38

           75                     4.09                    3.83                   3.61                   3.40
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                Age Adjustment Table
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
     Year of Birth          Adjustment to Age                                Year of Birth        Adjustment to Age
 ------------------------- ---------------------- ----------------------- ---------------------- ----------------------
      Before 1940                   0                                         1970 - 1979                -4
      1940 - 1949                  -1                                         1980 - 1989                -5
      1950 - 1959                  -2                                         1990 - 1999                -6
      1960 - 1969                  -3                                         2000 - 2009                -7
                                                                              2010 - 2019                -8
------------------------- ---------------------- ----------------------- ---------------------- ----------------------


                                     GENERAL

                            GOP Death Benefit Amount

A GOP death benefit is provided under the Guarantee of Principal (GOP), Enhanced Guaranteed Minimum Death Benefit (EGMDB) and Estate Enhancement Benefit (EEB) Death Benefit, one of which may be applicable to the Contract as shown in the Contract Specifications.

If the Contract includes a Death Benefit, including any Death Benefit Rider, that has a Death Benefit Amount defined as the sum of all Purchase Payments minus all death benefit reductions, and that such death benefit reductions of Purchase Payments "will be in proportion to the amount withdrawn" such Death Benefit Amount definition is hereby replaced, as long as this Rider is in force, with the following:

     The sum of all Purchase Payments, minus all Death Benefit Reductions and any Bonus Credits. Death Benefit Reductions are made whenever a Withdrawal is taken. Reductions are calculated pro-rata upon Excess Withdrawals. Pro-rata means the percentage reduction of the Contract Value (Account Value if the GIB Provision is in effect) due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction. Death Benefit Reductions will be calculated dollar-for-dollar upon Conforming Withdrawals. Dollar-for-dollar means the dollar reduction of the Contract Value (Account Value if the GIB Provision is in effect) due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

This GOP Death Benefit Amount section does not apply if this Contract provides that all death benefits are reduced dollar-for-dollar for all Withdrawals.

Assignments

While this Rider is in effect, the Owner may not sell or assign the Contract, nor may it be discounted or pledged as collateral for a loan or as a security for the performance of an obligation or any other purpose.

Termination of this Rider

This Rider will terminate on the date the Contract to which this Rider is attached terminates.

If the GMWB Provision is in effect, the Owner may terminate this Rider upon Written Request any time after the [7th] Benefit Year anniversary.

If the GMWB Provision is in effect, Rider will also terminate as follows:

   a) on the Annuity Commencement Date except under the MAW Annuity Payment Option;
   b) on the date the Owner is changed due to death or divorce, except when Ownership is transferred to the surviving Secondary Life upon death of the Annuitant/Owner;
   c) on the death of the Annuitant if the Single Measuring Life Option is in effect, or on the death of the last surviving Measuring Life if the Joint Measuring Life option is in effect;
   d)   on the date both the GA and MAW equal $0 as the result of a Withdrawal;
   e)   on the GMAB Option Date, if the GMAB is exercised; or

If the GIB Provision is in effect, the Owner may terminate this Rider upon Written Request any time after the [3rd] anniversary of the effective date of the GIB Provision. The Rider will also terminate on the date the GIB Provision terminates.

Upon termination of this Rider, the benefits and charges within this Rider will terminate and a pro-rata amount of the Rider Charge will be deducted.

                   The Lincoln National Life Insurance Company

                       [GRAPHIC OMITTED]



AR-512 (2-08)